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                                                                    EXHIBIT 23.4

INDEPENDENT AUDITORS' CONSENT


We consent to the inclusion in the Pre-Effective Amendment No. 2 to Registration Statement No. 333-87481 on Form S-4 of California Community Bancshares, Inc. of our report dated February 23, 1999 on the consolidated balance sheet of California Financial Bancorp (formerly Belvedere Bancorp) and subsidiaries as of December 31, 1998, and the related consolidated statements of operations, changes in stockholder's equity, and cash flows for the year then ended, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.


DELOITTE & TOUCHE LLP


Los Angeles, California
December 2, 1999